UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Viad Corp

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Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565

September 4, 2020

Dear Fellow Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of Viad Corp, a Delaware corporation (“we,” “our,” “Viad” or the “Company”) to be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/VVI2020SM on October 7, 2020 at 9:00 a.m. MST. You will be able to attend the Special Meeting online and vote your shares electronically during the meeting by logging in to the website listed above using the control number included on your proxy card, or on any additional voting instructions accompanying these proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts.

We have adopted this technology as part of our effort to maintain a safe and healthy environment for our directors, employees, and stockholders who wish to attend the Special Meeting. In light of the novel coronavirus disease, COVID-19, we believe that hosting a virtual meeting is in your and the Company’s best interests.

On August 5, 2020, the Company entered into an Investment Agreement (the “Investment Agreement”) with Crestview IV VC TE Holdings, LLC, a Delaware limited liability company (“Crestview VC TE”), Crestview IV VC Holdings, L.P., a Delaware limited partnership (“Crestview VC Holdings”), and Crestview IV VC CI Holdings, L.P., a Delaware limited partnership (“Crestview VC CI” and, together with Crestview VC TE and Crestview VC Holdings, the “Crestview Parties” and each, a “Crestview Party”). Pursuant to the Investment Agreement, the Company agreed to issue and sell to the Crestview Parties, in a private placement (the “Private Placement”) up to 180,000 shares of a newly created series of the Company’s preferred stock, par value $0.01 per share, designated as “5.5% Series A Convertible Preferred Stock” (the “Preferred Stock”), at a purchase price of $1,000 per share. The Preferred Stock is convertible into shares of our common stock, par value $1.50 per share (the “Common Stock”), at an initial conversion price of $21.25 per share, subject to customary anti-dilution adjustments. Each share of Preferred Stock has an initial liquidation preference of $1,000, which will be increased at the rate of 5.5% per annum, compounded quarterly, to the extent the Company does not elect to pay such amount in cash for such quarterly period (such amount, “Accreted Return”). The initial liquidation preference of the Preferred Stock, as increased as a result of any such accumulated Accreted Return, is referred to as the “Liquidation Preference.” A detailed description of the Preferred Stock is included in the “Description of the 5.5% Series A Convertible Preferred Stock” section in the accompanying proxy statement.

The Investment Agreement provides that the Private Placement can occur in multiple tranches. The first issuance of the Preferred Stock (the “First Closing”) occurred on August 5, 2020, when the Crestview Parties purchased an aggregate of 135,000 shares of Preferred Stock (the “First Closing Shares”), for an aggregate purchase price of $135 million. Pursuant to the Investment Agreement, for 12 months following the First Closing, the Company has the option to require the Crestview Parties to purchase, in the aggregate, in one or more additional closings (such closings, the “Subsequent Closings”), up to 45,000 shares of additional Preferred Stock (such shares, the “Subsequent Closing Shares” and, together with the First Closing Shares, the “Purchased Shares”), on the same terms and conditions as the First Closing Shares, for an aggregate purchase price of $45 million, subject to satisfaction of certain closing conditions.

The Company has complied with the conditions of the temporary waiver of certain of the stockholder approval requirements in Section 312.03 of the New York Stock Exchange (“NYSE”) Listed Company Manual set forth in the Securities and Exchange Commission (“SEC”) Release No. 34-88572, as extended by SEC Release No. 34-89219 (the “NYSE Waiver”), applicable to the issuance of the Preferred Stock in the First Closing and the Common Stock issuable on conversion thereof.

At the Special Meeting, you will be asked to consider and vote on a proposal to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (including Section 312.03(b)), the issuance of the Subsequent Closing Shares to the Crestview Parties in the Subsequent Closings, including the issuance of shares of the Company’s Common Stock upon conversion of such Subsequent Closing Shares (the “Subsequent Placement Proposal”).

Additionally, you will be asked to consider and vote on a proposal to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (including Sections 312.03(d), 312.03(b) and 312.03(c), respectively), the following technical features of the Preferred Stock (including in respect of any Subsequent Closing Shares): (i) the issuance of additional shares of the Company’s Common Stock upon conversion of the Purchased Shares in accordance with the Certificate of Designations due to (a) increases in the Liquidation Preference resulting from accumulated Accreted Return (if any) and (b) the issuance of the Subsequent Closing Shares, (ii) the preemptive rights to participate in certain future Company issuances of new equity securities on a pro rata basis and (iii) certain anti-dilution adjustments of the Conversion Price (as defined in the Certificate of Designations) of the Purchased Shares (collectively, the “Preferred Stock Rights Proposal”).

Finally, at the Special Meeting, you will be asked to consider and vote on a proposal to approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the Subsequent Placement Proposal or the Preferred Stock Rights Proposal (the “Adjournment Proposal”).

Our Board of Directors unanimously recommends that our stockholders vote “FOR” each of the Subsequent Placement Proposal, the Preferred Stock Rights Proposal and the Adjournment Proposal.

Please carefully read the accompanying proxy statement in its entirety for information about the matters on which to be voted. You may also obtain more information about the Company from documents we have filed with the SEC.

Your vote is important, and whether or not you plan to participate in the meeting, please vote the enclosed proxy card by Internet, telephone or by completing and returning the proxy card in the postage-paid envelope provided to designate the proxies to vote your shares.

Thank you for continuing to support our company.

Sincerely,

Richard H. Dozer	Steven W. Moster

Chairman of the Board of Directors	President and Chief Executive Officer

This proxy statement is dated September 4, 2020 and is first being made available to stockholders on or about September 4, 2020.

Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m. MST, Wednesday, October 7, 2020 Online check-in will be available beginning at 8:30 a.m. MST. Please allow ample time for the online check-in process.

Place:

In light of COVID-19, this Special Meeting will be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/VVI2020SM.

To participate in the Special Meeting, you will need your control number included on your proxy card or on any additional voting instructions accompanying these proxy materials.

Record Date:	September 2, 2020

Voting:

If you were a holder of Common Stock on the Record Date, you may vote at the Special Meeting. Each share of Common Stock is entitled to one vote for each of the matters on which to be voted. If you were a holder of First Closing Shares on the Record Date, you may vote your First Closing Shares on an as-converted basis at the Special Meeting. The First Closing Shares are entitled to one vote on each of the matters for each share of Common Stock into which the First Closing Shares are convertible on the Record Date. For further information, see “General Information About the Special Meeting—Who Can Vote in the Special Meeting?” in the proxy statement.

Proposals:

1.

To approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (including Section 312.03(b)), the issuance of the Subsequent Closing Shares to the Crestview Parties in the Subsequent Closings, including the issuance of shares of the Company’s Common Stock upon conversion of such Subsequent Closing Shares (the “Subsequent Placement Proposal”);

2.

To approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (including Sections 312.03(d), 312.03(b) and 312.03(c), respectively), the following technical features of the Preferred Stock (including in respect of any Subsequent Closing Shares): (i) the issuance of additional shares of the Company’s Common Stock upon conversion of the Purchased Shares in accordance with the Certificate of Designations due to (a) increases in the Liquidation Preference resulting from accumulated Accreted Return (if any) and (b) the issuance of the Subsequent Closing Shares, (ii) the preemptive rights to participate in certain future Company issuances of new equity securities on a pro rata basis and (iii) certain anti-dilution adjustments of the Conversion Price (as defined in the Certificate of Designations) of the Purchased Shares (collectively, the “Preferred Stock Rights Proposal”); and

3.

To approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposals (the “Adjournment Proposal”).

By Order of the Board of Directors,

Derek P. Linde

General Counsel and Corporate Secretary

September 4, 2020

References to “we,” “us,” “our,” “the Company,” and “Viad” refer to Viad Corp and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

FORWARD-LOOKING STATEMENTS

This proxy statement contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control and could cause actual results to differ materially from those in the forward-looking statements.

Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to the following:

●	the impact of the COVID-19 pandemic on our financial condition, liquidity, and cash flow;

●	the extent to which the COVID-19 pandemic will affect our ongoing business and the duration of those effects;

●	our ability to obtain stockholder approval for, and satisfy other conditions to, the Subsequent Closings;

●	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;

●	general economic uncertainty in key global markets and a worsening of global economic conditions;

●	our dependence on large exhibition event clients;

●	the importance of key members of our account teams to our business relationships;

●	the competitive nature of the industries in which we operate;

●	travel industry disruptions;

●	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;

●	seasonality of our businesses;

●	transportation disruptions and increases in transportation costs;

●	natural disasters, weather conditions, and other catastrophic events;

●	our multi-employer pension plan funding obligations;

●	our exposure to labor cost increases and work stoppages related to unionized employees;

●	liabilities relating to prior and discontinued operations;

●	adverse effects of show rotation on our periodic results and operating margins;

●	our exposure to currency exchange rate fluctuations;

●	our exposure to cybersecurity attacks and threats;

●	compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data;

●	the effects of the United Kingdom’s exit from the European Union; and

●	changes affecting the London Inter-bank Offered Rate.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, refer to “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and to “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this proxy statement except as required by applicable law or regulation.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

WHY AM I RECEIVING THIS PROXY STATEMENT?

The Board of Directors (the “Board”) of the Company is inviting you to vote at Viad’s Special Meeting of Stockholders (including any adjournments or postponements, the “Special Meeting”) because you were a stockholder of record at the close of business on the Record Date and are entitled to vote at the Special Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in the proxy statement.

WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

On August 5, 2020, we entered into an Investment Agreement (the “Investment Agreement”) with Crestview IV VC TE Holdings, LLC, a Delaware limited liability company (“Crestview VC TE”), Crestview IV VC Holdings, L.P., a Delaware limited partnership (“Crestview VC Holdings”), and Crestview IV VC CI Holdings, L.P., a Delaware limited partnership (“Crestview VC CI” and, together with Crestview VC TE and Crestview VC Holdings, the “Crestview Parties” and each, a “Crestview Party”). Pursuant to the Investment Agreement, the Company agreed to issue and sell to the Crestview Parties, in a private placement (the “Private Placement”) up to 180,000 shares of a newly created series of the Company’s preferred stock, par value $0.01 per share, designated as “5.5% Series A Convertible Preferred Stock” (the “Preferred Stock”), at a purchase price of $1,000 per share. The Preferred Stock is convertible into shares of our common stock, par value $1.50 per share (the “Common Stock”), at an initial conversion price of $21.25 per share, subject to customary anti-dilution adjustments. Each share of Preferred Stock has an initial liquidation preference of $1,000, which will be increased at the rate of 5.5% per annum, compounded quarterly, to the extent the Company does not elect to pay such amount in cash for such quarterly period (such amount, “Accreted Return”). The initial liquidation preference of the Preferred Stock, as increased as a result of any such accumulated Accreted Return, is referred to as the “Liquidation Preference.” For a more detailed description of the Preferred Stock, see “Description of the 5.5% Series A Convertible Preferred Stock.”

The Investment Agreement provides that the Private Placement can occur in multiple tranches. The first issuance of Preferred Stock (the “First Closing”) occurred on August 5, 2020 (the “First Closing Date”), when the Crestview Parties purchased an aggregate of 135,000 shares of Preferred Stock (the “First Closing Shares”), for an aggregate purchase price of $135 million. Pursuant to the Investment Agreement, for 12 months following the First Closing, the Company has the option to require the Crestview Parties to purchase, in the aggregate, in one or more additional closings (such closings, the “Subsequent Closings”), up to 45,000 shares of additional Preferred Stock (such shares, the “Subsequent Closing Shares” and, together with the First Closing Shares, the “Purchased Shares”), on the same terms and conditions as the First Closing Shares, for an aggregate purchase price of $45 million, subject to satisfaction of certain closing conditions.

The Company has complied with the conditions of the temporary waiver of certain of the stockholder approval requirements in Section 312.03 of the New York Stock Exchange (“NYSE”) Listed Company Manual set forth in the Securities and Exchange Commission (“SEC”) Release No. 34-88572, as extended by SEC Release No. 34-89219 (the “NYSE Waiver”), as applicable to the issuance of the Preferred Stock in the First Closing and the Common Stock issuable on conversion thereof.

As described in more detail below, in accordance with the terms of the Investment Agreement and the Certificate of Designations for the Preferred Stock (the “Certificate of Designations”) and the applicable rules, regulations, guidance and interpretations of the NYSE, the Company is calling this Special

2	VIAD CORP | GENERAL INFORMATION ABOUT THE SPECIAL MEETING

Meeting to consider and vote upon proposals to approve certain future issuances of Preferred Stock and related technical features of the Preferred Stock. The Special Meeting described in this proxy statement is scheduled to be held on October 7, 2020, and we are providing these proxy materials to you in connection with the Special Meeting.

At the Special Meeting, our stockholders entitled to vote at the Special Meeting will be asked to consider and vote upon the following proposals:

1.

To approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (including Section 312.03(b)), the issuance of the Subsequent Closing Shares to the Crestview Parties in the Subsequent Closings, including the issuance of shares of the Company’s Common Stock upon conversion of such Subsequent Closing Shares (the “Subsequent Placement Proposal”).

2.

To approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (including Sections 312.03(d), 312.03(b) and 312.03(c), respectively), the following technical features of the Preferred Stock (including in respect of any Subsequent Closing Shares): (i) the issuance of additional shares of the Company’s Common Stock upon conversion of the Purchased Shares in accordance with the Certificate of Designations due to (a) increases in the Liquidation Preference resulting from accumulated Accreted Return (if any) and (b) the issuance of the Subsequent Closing Shares, (ii) the preemptive rights to participate in certain future Company issuances of new equity securities on a pro rata basis and (iii) certain anti-dilution adjustments of the Conversion Price (as defined in the Certificate of Designations) of the Purchased Shares (collectively, the “Preferred Stock Rights Proposal”).

3.

To approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposals (the “Adjournment Proposal”).

This proxy statement, along with the accompanying Notice of Special Meeting of Stockholders, summarizes the information you need to know to vote by proxy or in person (virtually) at the Special Meeting. You are invited to virtually attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy in advance of the meeting.

WHY ARE THE SUBSEQUENT PLACEMENTS IMPORTANT TO THE COMPANY?

The Subsequent Placements would allow the Company to access additional fully committed financing which could be used for general corporate expenses and to satisfy the Company’s Liquidity Covenant (as defined below) if needed, due to further changes in economic conditions or to accelerate growth of the Company’s business.

WHAT WILL HAPPEN IF THE COMPANY’S STOCKHOLDERS DO NOT APPROVE THE SUBSEQUENT PLACEMENT PROPOSAL OR THE PREFERRED STOCK RIGHTS PROPOSAL?

If we do not obtain the requisite stockholder approval of the Subsequent Placement Proposal at the Special Meeting, the issuance of Preferred Stock in the Subsequent Closings may not occur if, under applicable NYSE rules, stockholder approval would be required for such Subsequent Closing. Accordingly, we may not receive the additional gross proceeds of approximately $45 million from the Crestview Parties as payment for the Subsequent Closing Shares.

VIAD CORP | GENERAL INFORMATION ABOUT THE SPECIAL MEETING	3

If we do not obtain the requisite stockholder approval of the Preferred Stock Rights Proposal, the Company may not issue additional shares of the Company’s Common Stock upon conversion of the Purchased Shares due to (a) increases in the Liquidation Preference resulting from accumulated Accreted Return (if any) or (b) the issuance of the Subsequent Closing Shares to the extent such issuance would result in the Crestview Parties, in the aggregate, beneficially owning (without counting any Common Stock transferred to a non-affiliated holder of Preferred Stock) shares of Common Stock in excess of 29.9% of the then-outstanding Common Stock (treating shares of Common Stock issuable upon conversion of all of the Preferred Stock as outstanding for this purpose) (such limitation, the “Ownership Limitation”). Additionally, the Crestview Parties may not exercise their preemptive rights to the extent stockholder approval is required as a result of the Crestview Parties’ status as affiliates of the Company or pursuant to other applicable rules and regulations of the NYSE. Finally, if our stockholders do not approve the Preferred Stock Rights Proposal, the conversion price of the Preferred Stock cannot be adjusted below $15.23 in connection with certain dilutive issuances of Common Stock at a price below the then-current market price.

WHO CAN VOTE AT THE SPECIAL MEETING?

You may vote your Viad stock if our records show that you held your shares as of the Record Date, which was September 2, 2020. At the close of business on the Record Date, a total of 20,431,443 shares of Common Stock and 135,000 shares of Preferred Stock were outstanding and entitled to vote. In accordance with our Restated Certificate of Incorporation, each share of Common Stock is entitled to one vote at this Special Meeting. At the close of business on the Record Date, a total of 135,000 shares of Preferred Stock were outstanding, which would be convertible into 6,352,941 shares of Common Stock. Pursuant to the Certificate of Designations, the holders of Preferred Stock will generally be entitled to vote with the holders of shares of Common Stock on all matters submitted for a vote of shares of Common Stock (voting together with the holders of shares of Common Stock as one class) on an as-converted basis, subject to the Ownership Limitation.

On August 10, 2020, the Company and the Crestview Parties filed the required forms and requested early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with the Antitrust Division of the Department of Justice and the U.S. Federal Trade Commission. In Canada, the parties filed a request for an advance ruling certificate under the Canadian Competition Act, along with their notifications under Part IX of the Canadian Competition Act on August 10 (Viad) and August 11 (Crestview). On August 21, 2020, the waiting period under the HSR Act was terminated and on August 17, 2020, the transaction was cleared under the Canadian Competition Act.

Pursuant to the Stockholders Agreement among the Company and each Crestview Party (as described further below), each Crestview Party has agreed to vote all of the Purchased Shares, Common Stock issued upon conversion of the Purchased Shares, and any other shares of Common Stock held by them in favor of the Subsequent Placement Proposal and the Preferred Stock Rights Proposal, representing approximately 23.7% of the voting power of the shares outstanding as of the Record Date.

WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

The following table summarizes the proposals to be voted on at the Special Meeting and our Board’s voting recommendations with respect to each proposal.

Proposals		Board’s	Recommendation
1.	Approval of the Subsequent Placement Proposal	✓	FOR
2.	Approval of the Preferred Stock Rights Proposal	✓	FOR
3.	Approval of the Adjournment Proposal	✓	FOR

4	VIAD CORP | GENERAL INFORMATION ABOUT THE SPECIAL MEETING

WHAT IS A “BROKER NON-VOTE”?

Generally, “broker non-votes” occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters. However, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the Subsequent Placement Proposal, the Preferred Stock Rights Proposal and the Adjournment Proposal. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions. If you hold your shares through a bank, broker or other nominee and you do not provide voting instructions to your nominee, your shares will not be represented at the Special Meeting.

WHAT IS A QUORUM?

For business to be conducted at the Special Meeting, a “quorum” must be present. A majority of the voting power of the outstanding shares entitled to vote generally in an election of directors, represented in person or by proxy, shall constitute a quorum. Abstentions are counted for purposes of determining whether a quorum is present. Because there are no “routine” matters to be voted on at the Special Meeting, “broker non-votes” will not count for purposes of determining whether a quorum is present.

WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE PROPOSALS, AND HOW WILL ABSTENTIONS AND “BROKER NON-VOTES” AFFECT THE OUTCOME?

The following chart describes the proposals to be considered at the Special Meeting, the vote required to adopt each proposal, and the manner in which votes will be counted.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non- Votes”
Approval of Subsequent Placement Proposal	FOR, AGAINST or ABSTAIN.	Majority of the votes cast; shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal.	An abstention counts as a vote cast AGAINST the proposal.	No effect; no broker discretion to vote.
Approval of Preferred Stock Rights Proposal	FOR, AGAINST or ABSTAIN.	Majority of the votes cast; shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal.	An abstention counts as a vote cast AGAINST the proposal.	No effect; no broker discretion to vote.
Approval of Adjournment Proposal	FOR, AGAINST or ABSTAIN.	Majority of the votes cast; shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal.	No effect. An abstention does not count as a vote cast.	No effect; no broker discretion to vote.

Approval of the Subsequent Placement Proposal, the Preferred Stock Rights Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast (in person or by

VIAD CORP | GENERAL INFORMATION ABOUT THE SPECIAL MEETING	5

proxy) at the Special Meeting, assuming a quorum is present. Under applicable NYSE interpretation, abstentions are treated as votes cast with respect to the Subsequent Placement Proposal and the Preferred Stock Rights Proposal and, therefore, if you return your proxy card and “ABSTAIN” from voting on such proposals, it will have the same effect as a vote against the Subsequent Placement Proposal and the Preferred Stock Rights Proposal. Abstentions are not considered to be votes cast on the Adjournment Proposal and will not have an effect on the outcome of this proposal. “Broker non-votes” will have no effect on the outcome of the Subsequent Placement Proposal, the Preferred Stock Rights Proposal or the Adjournment Proposal.

ARE THERE VOTING AGREEMENTS RELEVANT TO THE SPECIAL MEETING?

Yes. Pursuant to the Stockholders Agreement among the Company and each Crestview Party, each Crestview Party has agreed to vote all of the Purchased Shares, Common Stock issued upon conversion of the Purchased Shares, and certain other shares of Common Stock, if any, held by them in favor of the Subsequent Placement Proposal and the Preferred Stock Rights Proposal, representing approximately 23.7% of the voting power of the shares outstanding as of the Record Date.

HOW DO I ATTEND THE SPECIAL MEETING?

Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees, directors and stockholders, we are hosting the Special Meeting via the internet through a virtual web conference. You will not be able to attend the meeting in person. You will be able to attend the virtual special meeting and vote your shares electronically during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VVI2020SM and entering your control number included on your proxy card, or on any additional voting instructions accompanying these proxy materials. The Special Meeting will begin promptly at 9:00 a.m. MST. Online check-in will be available beginning at 8:30 a.m. MST. Please allow ample time for the online check-in process. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting.

If you are a beneficial owner who owns shares through a bank, brokerage firm, or other nominee, you may not vote your shares electronically at the virtual special meeting unless you obtain a “legal proxy” from your bank, brokerage firm, or other nominee who is the stockholder of record with respect to your shares. You may still attend the Special Meeting even if you do not have a legal proxy. For admission to the Special Meeting, visit www.virtualshareholdermeeting.com/VVI2020SM and enter your control number included on your proxy card, or on any additional voting instructions accompanying these proxy materials.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting login page.

HOW WILL MY PROXY BE VOTED?

Under NYSE rules, if you are a beneficial stockholder, you may instruct your bank, broker, or other nominee (collectively, a “nominee”) as the holder of record, how to vote your shares. If you do not provide instructions to your nominee, your nominee may still vote your shares, but only on “routine” matters. There are no “routine” matters to be voted on at the Special Meeting. Accordingly, if you do not provide instructions to your nominee, your nominee will not vote your shares on the Subsequent Placement Proposal, the Preferred Stock Rights Proposal or the Adjournment Proposal.

6	VIAD CORP | GENERAL INFORMATION ABOUT THE SPECIAL MEETING

If you are a record holder and return a signed proxy card, the proxy will vote your shares in accordance with your instructions. If you return your signed proxy card, but do not indicate how to vote on the proposals, the proxy will vote your shares “For” each of the proposals. If you are a 401(k) participant, your signed proxy card will instruct the respective plan trustee how to vote your shares. If you do not provide voting instructions, the trustees will vote your shares in accordance with the majority of shares voted in the plans.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE PROXY CARD OR OTHER SET OF PROXY MATERIALS?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a proxy card for each account. Please sign, date and return all proxy cards you receive. If you choose to vote by phone or by internet, please vote once for each proxy card you receive. Only your latest dated proxy for each account will be voted.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE SPECIAL MEETING?

The Board knows of no other matters to be considered at the Special Meeting. If any other business should properly come before the Special Meeting, the persons appointed in the enclosed proxy card have discretionary authority to vote in accordance with their best judgment, subject to applicable law.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

You may revoke your proxy prior to its exercise at the Special Meeting by:

●

Delivering a signed, written revocation letter, dated later than the proxy, to Derek P. Linde, General Counsel and Corporate Secretary, at our principal executive office as listed in the notice of meeting attached to this Proxy Statement;

●

Duly submitting a subsequently dated proxy relating to the same shares of Viad by telephone or via the Internet (using the original instructions provided to you) before 11:59 p.m. ET on October 6, 2020, or before 12:00 p.m. ET on October 5, 2020 if you hold shares in a Viad 401(k) plan;

●	Duly executing and returning a proxy, dated later than the first one, using the postage-paid envelope provided; or

●	Participating in the Special Meeting webcast and voting during the meeting. Your participation at the meeting will not by itself revoke your proxy unless you choose to vote during the meeting.

WHO IS PAYING THE COSTS OF THIS PROXY SOLICITATION?

We are providing these proxy materials in connection with the Board’s solicitation of proxies to be voted at our Special Meeting. We will pay for the cost of solicitation. We will solicit proxies primarily through the mail, but our directors, officers, and employees may solicit proxies personally, by telephone, or otherwise, and no additional compensation will be paid to them. We will also reimburse nominees and other fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of Viad shares.

In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies and otherwise in connection with the Special Meeting for an estimated fee of $25,000, plus reimbursement of certain reasonable fees and expenses. We have also agreed to customarily indemnify Innisfree M&A Incorporated against certain claims.

VIAD CORP | GENERAL INFORMATION ABOUT THE SPECIAL MEETING	7

HOW DO I VOTE?

Your vote is important! Please cast your vote and play a part in Viad’s future.

Stockholders of record, who hold shares registered in their names, can vote by:

Internet Vote at the website listed on the enclosed proxy card	Toll-free from the U.S. or Canada Vote using the telephone number listed on the enclosed proxy card	Mail Return the signed proxy card in the postage-paid envelope provided

The deadline for voting online or by telephone is 11:59 p.m. ET on October 6, 2020. If you vote by mail, your proxy card must be received before the Special Meeting. If you hold shares in a Viad 401(k) plan, your voting instructions must be received by 12:00 p.m. ET on October 5, 2020.

Stockholders of record may vote online during the Special Meeting. Beneficial owners, who own shares through a bank, brokerage firm, or other nominee, may vote online during the Special Meeting as described below. You may cast your vote electronically during the Special Meeting using the control number included on your proxy card, or on any additional voting instructions accompanying these proxy materials. If you do not have a control number, please contact your broker, bank, or other nominee as soon as possible so that you can be provided with a control number.

Beneficial owners, who own shares through a bank, brokerage firm, or other nominee, can vote by completing and returning the enclosed voting instruction form in the postage-paid envelope provided, or by following the instructions for voting via telephone or the internet, as provided by the bank, broker, or other nominee. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.

If you are a stockholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote during the Special Meeting. Even if you plan to participate in our Special Meeting via virtual web conference, please cast your vote as soon as possible.

During the Special Meeting, a list of stockholders entitled to vote will be available for examination at www.virtualshareholdermeeting.com/VVI2020SM. The list will also be available for 10 days prior to the Special Meeting at our principal executive office at the address listed above.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE SPECIAL MEETING?

Preliminary voting results will be announced at the Special Meeting, and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Special Meeting.

WHAT HAPPENS IF THE SPECIAL MEETING IS POSTPONED OR ADJOURNED?

If the Special Meeting is postponed or adjourned due to a lack of a quorum or to solicit additional proxies, we intend to reconvene the Special Meeting as soon as reasonably practical. Your proxy will still be effective and may be voted at the rescheduled or adjourned meeting, and you will still be able to change or revoke your proxy until it is voted at the rescheduled or adjourned meeting.

8	VIAD CORP | GENERAL INFORMATION ABOUT THE SPECIAL MEETING

WHO SHOULD I CALL WITH OTHER QUESTIONS?

If you have additional questions about these proxy materials or how to vote at the Special Meeting, please contact Innisfree M&A Incorporated. Stockholders may call toll-free at 877-456-3442. Banks and brokers may call collect at 212-750-5833.

VIAD CORP | GENERAL INFORMATION ABOUT THE SPECIAL MEETING	9

PROPOSAL 1: SUBSEQUENT PLACEMENT PROPOSAL

OVERVIEW

As previously disclosed, on August 5, 2020, the Company entered into the Investment Agreement with the Crestview Parties, pursuant to which the Company agreed to issue and sell to the Crestview Parties up to an aggregate of 180,000 newly issued shares of Preferred Stock, at a purchase price of $1,000 per share (the “Private Placement”).

The Investment Agreement provides that the Private Placement can occur in multiple tranches. The First Closing occurred on August 5, 2020, when the Crestview Parties purchased an aggregate of 135,000 shares of Preferred Stock for an aggregate purchase price of $135 million (the “First Placement”). Pursuant to the Investment Agreement, for 12 months following the First Closing, the Company has the option to require the Crestview Parties to purchase, in the aggregate, in one or more additional Subsequent Closings, up to 45,000 Subsequent Closing Shares, on the same terms and conditions as the First Closing Shares, for an aggregate purchase price of $45 million, subject to satisfaction of certain closing conditions (the “Subsequent Placements”).

We are asking our stockholders to consider and vote on a proposal to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (including Section 312.03(b)), the issuance of the Subsequent Closing Shares to the Crestview Parties in the Subsequent Closings, including the issuance of shares of the Company’s Common Stock upon conversion of such Subsequent Closing Shares (the “Subsequent Placement Proposal”).

The terms of the Investment Agreement and the Private Placement were previously reported in the Current Report on Form 8-K filed with the SEC by the Company on August 5, 2020. The Private Placement was approved by the Board on August 4, 2020.

BACKGROUND OF THE PRIVATE PLACEMENT

The Board and the Company’s management regularly review and assess the Company’s operations and performance, financial condition and business strategy, and the various trends and conditions affecting the industry in which the Company operates in relation to the Company’s near-term and long-term financial and strategic goals and plans.

In March 2020, the World Health Organization categorized the Coronavirus Disease 2019 (“COVID-19”) as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency. As a result of recommendations and mandates handed down by various local, state and federal government agencies in the United States and across the globe regarding social distancing and containment areas; restrictions on large gatherings and travel; and closures of various event venues, in March 2020 we announced that we had taken proactive measures to mitigate the negative financial and operational impacts of COVID-19 on the conference, exhibition and travel industries. Since then, we substantially reduced our payroll costs through furloughs and other salary reductions, curtailed non-essential capital expenditures, and eliminated discretionary spending. The Company has focused its attention on implementing cost reductions, complying with governmental orders relating to the closure of its operations and/or cancellation of its live events, and securing its liquidity position.

At a special meeting held on March 16, 2020, the Board and management determined that it would be prudent to explore the feasibility of certain potential alternative transactions to protect the

10	VIAD CORP | PROPOSAL 1: SUBSEQUENT PLACEMENT PROPOSAL

Company’s liquidity position, strengthen the Company’s balance sheet, enhance financial flexibility of the Company and to support further growth of the business. Thereafter, the Company engaged Moelis & Company LLC (“Moelis”) as its financial advisor to facilitate this review and Latham & Watkins LLP (“Latham”) as its legal advisor.

On March 17, 2020, the Company borrowed the remaining capacity under its $450 million Second Amended and Restated Credit Agreement (the “Credit Agreement”).

During the following months, the Company and its advisors reviewed various potential alternatives to strengthen the Company’s liquidity position, including cost reductions, asset sales, potential business combination transactions, capital-raising options (including the possibility of issuing equity in a private placement), and restructuring options. The Company and its advisors also engaged in discussions and negotiations with the lenders under the Credit Agreement regarding certain amendments to the Company’s financial covenants in light of the effect of the COVID-19 outbreak on the Company’s business, financial condition and performance. The Board determined that the Company’s options to obtain incremental debt financing (or consummate other debt-like transactions) were significantly limited due to several factors, including the amount of its outstanding indebtedness; the significant reduction in revenue as a result of the cancellation of live events and other tourism attractions; and the uncertainty regarding the depth and duration of the direct and indirect impacts of the COVID-19 outbreak.

On May 8, 2020, the Company entered into an amendment to the Credit Agreement (the “First Credit Agreement Amendment”) which, among other things, (i) suspended the testing of the interest coverage ratio and the leverage ratio for the fiscal quarter ending June 30, 2020 (the “Testing Suspension”) and (ii) added a new minimum liquidity covenant applicable at all times during the period from the effective date of the amendment until the first business day after we delivered quarterly financial statements and the related compliance certificate for the fiscal quarter ending September 30, 2020 (the “Liquidity Covenant”). Given the short duration of the Testing Suspension, the Board ultimately determined that pursuing a private placement transaction of equity or equity-linked securities would be the most effective, efficient and timely means to achieve the Company’s goals and would be in the best interests of the Company and that another amendment to the Credit Agreement to lengthen the Testing Suspension likely would be required.

At the direction of the Board, beginning in June 2020, representatives of the Company contacted twenty-three potential investors with respect to a potential investment in the Company. Of these twenty-three investors, sixteen, including the Crestview Parties, executed confidentiality agreements with the Company (all of which contained customary standstills) and the remaining potential investors declined to participate after reviewing publicly available information. Of the sixteen investors who executed confidentiality agreements, six, including the Crestview Parties, submitted non-binding proposals for an investment in the Company, including by way of a private placement of (i) convertible preferred equity and/or (ii) non-convertible preferred equity together with the issuance of warrants for Common Stock of the Company. The Board believed that the initial proposal from the Crestview Parties provided the most favorable economic terms and structure, and also provided the most financial flexibility for the Company, but the Board determined to continue discussions with five potential investors, including the Crestview Parties.

At a special meeting of the Board on July 6, 2020, the Board reviewed the Crestview Parties’ non-binding proposal to participate in a private placement of preferred equity of the Company which included (i) an initial investment amount of $100-130 million, (ii) the ability for the Company to cause an additional fully-committed investment of $30-42 million increasing pro rata with the initial draw and within twelve months of the initial investment (the “Additional Liquidity Commitment”), (iii) a conversion

VIAD CORP | PROPOSAL 1: SUBSEQUENT PLACEMENT PROPOSAL	11

price of $24.50 per preferred share, and (iv) a cumulative dividend of 4.9% per annum. As of July 6, 2020, the conversion issue price per share represented a 36.2% premium to the 10-day trailing volume-weighted average Common Stock price of the Company. The Board discussed the Crestview Parties’ non-binding proposal, including the Additional Liquidity Commitment and the importance of the Company’s potential to access additional fully-committed financing which could be used for general corporate expenses and to satisfy the Liquidity Covenant if needed, due to further changes in economic conditions and/or to accelerate growth of the Company’s businesses. In light of the foregoing, the Board (a) authorized representatives of the Company to request that the Crestview Parties increase the size of the initial investment amount and the Additional Liquidity Commitment and (b) determined that the proposal of the Crestview Parties provided the most favorable economic terms and structure, and also provided the most financial flexibility for the Company and, upon an agreement with respect to an increase in the size of the initial investment amount and the Additional Liquidity Commitment, it was in the best interest of the Company to enter into exclusivity with the Crestview Parties.

On July 8, 2020, in response to the Company’s request, the Crestview Parties delivered a revised non-binding proposal to participate in a private placement of preferred equity of the Company which included (i) an initial investment amount of $135 million and (ii) an increased Additional Liquidity Commitment of $45 million. On July 8, 2020, the Crestview Parties and the Company entered into a customary exclusivity agreement, which provided that the Company would negotiate exclusively with the Crestview Parties until July 15, 2020. The exclusivity period was subsequently extended by the mutual agreement of the Company and the Crestview Parties until July 29, 2020.

During July 2020, the Crestview Parties and their advisors, including their legal counsel Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), conducted substantial due diligence on the Company and its operations, including in-person meetings and access to an electronic data room containing certain business, financial, legal and other information. In addition, Paul Weiss and Latham exchanged drafts of the definitive documents necessary to consummate the transaction.

Also during July 2020, in light of the continuing effects of the COVID-19 outbreak on the Company’s business, the Company entered into negotiations in respect of an amendment to the Credit Agreement contingent upon the consummation of the First Closing, which would provide for, among other things, a further suspension of the testing of the interest coverage ratio and the leverage ratio.

On July 28, 2020, in light of (a) ongoing due diligence of the Company by Crestview, (b) the expected continued impact of the COVID-19 outbreak on the Company’s business, and (c) the recent decline in the Company’s stock price, the Crestview Parties approached the Company with a revised non-binding proposal for the transaction that included (i) a cumulative dividend of 5.9% and (ii) a conversion price of $20.50 per share. After discussion between representatives of the Company and the Crestview Parties, on July 29, 2020, the Crestview Parties submitted a revised non-binding proposal for the transaction that included (a) a cumulative dividend of 5.5% and (b) a conversion price of $21.25 per share.

At a special meeting of the Board on July 30, 2020, the Board reviewed, with the assistance of Moelis, the revised non-binding transaction terms proposed by the Crestview Parties. The Board discussed the benefits of the Crestview Parties’ proposal, including that (i) it provided a large single source of capital for the Company, (ii) the Additional Liquidity Commitment provided potential access to fully-committed financing which could be used for general corporate expenses and to satisfy the Liquidity Covenant if needed, due to further changes in economic conditions or to accelerate growth of the Company’s businesses, (iii) it provided capital that was less restrictive than debt, (iv) as of July 30, 2020,

12	VIAD CORP | PROPOSAL 1: SUBSEQUENT PLACEMENT PROPOSAL

the conversion price was at a 36.1% premium to the 10-day trailing volume-weighted average Common Stock price of the Company, and (v) the Board believed that the strategic relationship with the Crestview Parties provides significant benefits to the Company as a result of Crestview’s broad business relationships, including the Crestview Parties’ experience in both the live events and the travel/hospitality industries. Additionally, the Board believed that the Crestview Parties, through their representation on the Board, would provide valuable insight to the Company as it continues to execute its strategy. Notably, one of the Crestview Parties’ Board representatives, Kevin Rabbitt, has direct experience leading the Company’s GES business as its President from 2006 through 2009.

After discussion, the Board determined that the proposal of the Crestview Parties provided the most favorable economic terms and structure, and provided the most financial flexibility for the Company and it was in the best interest of the Company to continue negotiations with the Crestview Parties and finalize definitive documentation. On that same day, the exclusivity period was extended by the mutual agreement of the Company and the Crestview Parties until August 5, 2020.

On August 5, 2020, the Company entered into the Investment Agreement with the Crestview Parties, pursuant to which the Company agreed to issue and sell to the Crestview Parties up to an aggregate of 180,000 newly issued shares of Preferred Stock, at a purchase price of $1,000 per share in the Private Placement. The Investment Agreement provides that the Private Placement can occur in multiple tranches. Pursuant to the Investment Agreement, on August 5, 2020, the Company issued and sold an aggregate of 135,000 shares of Preferred Stock for an aggregate purchase price of $135 million. Pursuant to the Investment Agreement, for 12 months following the First Closing, the Company has the option to require the Crestview Parties to purchase, in the aggregate, in one or more additional closings, up to $45 million in additional Preferred Stock, on the same terms and conditions as the First Closing Shares.    As of August 4, 2020 and August 5, 2020, the conversion price was at a 41.3% and 42.2% premium to the 10-day trailing volume-weighted average Common Stock price of the Company, respectively.

Also on August 5, 2020, the Company entered into an amendment of the Credit Agreement which, among other things, (i) suspended the testing of the interest coverage ratio and the leverage ratio for any fiscal quarter ending on or before June 30, 2022 and (ii) continued the Liquidity Covenant until the first business day after the Company delivers quarterly financial statements and the related compliance certificate for the fiscal quarter ending September 30, 2022.

REASONS FOR THE PRIVATE PLACEMENT

As described in more detail in the section entitled “Background of the Private Placement,” we undertook a process to seek a private placement transaction in order to improve our liquidity position in an effective, efficient and timely manner. The Board determined that the private placement with the Crestview Parties was in the best interest of the Company because (i) it provided a large single source of capital for the Company, (ii) the Additional Liquidity Commitment provided potential access to fully-committed financing which could be used for general corporate expenses and to satisfy the Liquidity Covenant if needed, due to further changes in economic conditions or to accelerate growth of the Company’s businesses, (iii) it provided capital that was less restrictive than debt, (iv) the conversion price negotiated was at a 28.1% premium to the 30-day trailing volume-weighted average common stock price of the Company, and (v) the Board believed that the strategic relationship with the Crestview Parties will provide significant benefits to the Company as a result of Crestview’s broad business relationships, including the Crestview Parties’ experience in both the live events and the travel/hospitality industries. Additionally, the Board believed that the Crestview Parties, through their representation on the Board, would provide valuable insight to the Company as it continues to execute its strategy.

VIAD CORP | PROPOSAL 1: SUBSEQUENT PLACEMENT PROPOSAL	13

The Private Placement resulted in aggregate gross proceeds to the Company of $135 million with the option for the Company to receive additional proceeds of $45  million within the next 12 months.

REASONS FOR SEEKING STOCKHOLDER APPROVAL

The Company’s Common Stock is listed on the NYSE and, as a result, the Company is subject to certain NYSE listing rules and regulations. Pursuant to Section 312.03(c) of the NYSE Listed Company Manual, subject to certain exceptions, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. In connection with the First Placement, the Company issued 135,000 shares of Preferred Stock to the Crestview Parties, which will be convertible into a number of shares of Common Stock representing approximately 31.1% of our outstanding Common Stock prior to such issuance.

On April 6, 2020, the SEC approved an immediately effective rule change requested by the NYSE to waive the application of certain of the stockholder approval requirements set forth in Section 312.03 of the NYSE Listed Company Manual through June 30, 2020. On July 2, 2020, this waiver was extended through and including September 30, 2020, as set forth in SEC Release No. 34-89219. The Company consummated the First Closing and the First Placement in reliance on and in compliance with the conditions allowing for the waiver of stockholder approval under Section 312.03(c) as set forth in SEC Release No. 34-89219.

However, the issuance of the Subsequent Closing Shares may require stockholder approval under applicable NYSE rules. Pursuant to Section 312.03(b) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the Company (each a “Related Party”), (2) a subsidiary, affiliate or other closely related person of a Related Party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. In connection with the First Closing, each of the Crestview Parties became a Related Party, and as such, Section 312.03(b) could be implicated upon the future issuance of Subsequent Closing Shares in a Subsequent Closing. Accordingly, the Company is seeking the approval of its stockholders for the Subsequent Placement Proposal to satisfy the requirements of Section 312.03 of the NYSE Listed Company Manual (including Section 312.03(b)).

INTERESTS OF CERTAIN PERSONS

On August 5, 2020, Brian Cassidy and Kevin Rabbitt were appointed to our Board pursuant to the Crestview Parties’ director nomination rights under the Stockholders Agreement. Mr. Cassidy sits on the investment committee of Crestview Partners IV GP, L.P., which is the beneficial owner of the First Closing Shares and will be the beneficial owner of the Subsequent Closing Shares issued to the Crestview Parties. Mr. Rabbitt is an Operating Executive at Crestview Advisors, L.L.C. Based on the capitalization of the Company as of the Record Date, the issuance of the Subsequent Closing

14	VIAD CORP | PROPOSAL 1: SUBSEQUENT PLACEMENT PROPOSAL

Shares, and the Common Stock issuable on conversion thereof at the initial conversion rate, would result in the Crestview Parties owning approximately 29.3% of our outstanding common stock after giving effect to such issuance and conversion.

Because Mr. Cassidy and Mr. Rabbitt did not join our Board until after the consummation of the First Placement, they did not participate in their capacity as directors in discussions of, or vote with respect to matters related to, the sale of the First Closing Shares, and were not members of the Board when the Board voted to recommend approval by our stockholders of the Subsequent Placement Proposal or the Preferred Stock Rights Proposal.

Except as described above, no person who has served as an officer or director of the Company since the beginning of our last fiscal year, and no associate of such a person, has any substantial interest in this proposal, other than (i) as a result of his or her role as an officer or director of the Company or (ii) in his or her role as a stockholder of the Company in proportion to his or her percentage shareholding.

CONSEQUENCES IF STOCKHOLDER APPROVAL IS NOT OBTAINED

If we do not obtain the requisite stockholder approval of the Subsequent Placement Proposal at the Special Meeting, the issuances of Preferred Stock in the Subsequent Closings may not occur, if under applicable NYSE Rules, stockholder approval would be required for such Subsequent Closing. Accordingly, we may not receive the additional gross proceeds of approximately $45 million from the Crestview Parties as payment for the Subsequent Closing Shares.

DILUTION AND IMPACT ON EXISTING STOCKHOLDERS

While our Board believes that the Subsequent Placement Proposal is advisable and in the best interest of the Company and our stockholders, you should consider the following factors, together with the other information included in this proxy statement, in evaluating this proposal.

The issuance of the Subsequent Closing Shares, and the Common Stock issuable on conversion thereof, would have a dilutive effect on current stockholders in that the percentage ownership of the Company held by such current stockholders will decline as a result of the issuance. This means that our existing stockholders, other than the Crestview Parties, will own a smaller interest in the Company as a result of such issuance and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Due to the issuance of the First Closing Shares, the Crestview Parties hold approximately 23.7% of the outstanding voting power of the Company as of the Record Date. If our stockholders approve the Subsequent Placement Proposal and the Company exercises its right to cause the Subsequent Closings, the Crestview Parties would hold approximately 29.3% of the outstanding voting power of the Company, based on the capitalization of the Company as of the Record Date, assuming the issuance of all of the Subsequent Closing Shares. As a result, the Crestview Parties will have significant voting power as well as significant influence over our business and affairs.

VOTE REQUIRED

Pursuant to the rules of the NYSE, the approval of the Subsequent Placement Proposal requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Special Meeting. This means that there must be more votes “FOR” the proposal than the aggregate of votes “AGAINST” the proposal at the Special Meeting.

VIAD CORP | PROPOSAL 1: SUBSEQUENT PLACEMENT PROPOSAL	15

Abstentions will be counted as votes cast “AGAINST” this proposal. “Broker non-votes” will have no effect on the outcome of this vote.

The Crestview Parties, which hold 23.7% of the shares of the Company’s Common Stock as of the Record Date (including the Preferred Stock outstanding on the Record Date, on an as-converted basis), have agreed to vote in favor of the Subsequent Placement Proposal.

RECOMMENDATION OF THE BOARD

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE SUBSEQUENT PLACEMENT PROPOSAL.

16	VIAD CORP | PROPOSAL 1: SUBSEQUENT PLACEMENT PROPOSAL

PROPOSAL 2: THE PREFERRED STOCK RIGHTS PROPOSAL

OVERVIEW

We are asking our stockholders to consider and vote on a proposal to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (including Sections 312.03(d), 312.03(b) and 312.03(c), respectively), the following technical features of the Preferred Stock (including in respect of any Subsequent Closing Shares): (i) the issuance of additional shares of the Company’s Common Stock upon conversion of the Purchased Shares in accordance with the Certificate of Designations due to (a) increases in the Liquidation Preference resulting from accumulated Accreted Return (if any) and (b) the issuance of the Subsequent Closing Shares (the “Common Stock Issuances”), (ii) the preemptive rights to participate in certain future Company issuances of new equity securities on a pro rata basis (the “Preemptive Rights”) and (iii) certain anti-dilution adjustments of the Conversion Price (as defined in the Certificate of Designations) of the Purchased Shares (the “Anti-Dilution Adjustments”) (collectively, the “Preferred Stock Rights Proposal”).

REASONS FOR SEEKING STOCKHOLDER APPROVAL

The Common Stock Issuances, the Preemptive Rights, and the Anti-Dilution Adjustments may all require stockholder approval under applicable NYSE rules. Pursuant to Section 312.03(d) of the NYSE Listed Company Manual, stockholder approval is required prior to an issuance that will result in a change of control of the Company. Any issuance of additional shares of Common Stock upon conversion of the Purchased Shares due to (a) increases in the Liquidation Preference resulting from accumulated Accreted Return (if any) and (b) the issuance of the Subsequent Closing Shares, when taken together with the First Closing Shares, could result in a change of control of the Company for purposes of the applicable NYSE rules, which would require stockholder approval pursuant to Section 312.03(d) of the NYSE Listed Company Manual.

Additionally, certain issuances of common stock, or of securities convertible into or exercisable for common stock, to a Related Party may require stockholder approval under Section 312.03(b) of the NYSE Listed Company Manual. If the Crestview Parties exercise the Preemptive Rights, they could receive a number of shares of common stock, or a number of shares of common stock into which the securities may be convertible or exercisable, that exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance, which would require stockholder approval pursuant to Section 312.03(b) of the NYSE Listed Company Manual.

Finally, Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval for issuances of common stock, or securities convertible into common stock, if the issuance will represent more than 20% of the voting power or 20% of the number of shares of common stock outstanding prior to the issuance. However, stockholder approval is not required if the issuance is a bona fide private financing involving a sale for cash of common stock, or securities convertible into or exercisable for common stock, if the price, or the conversion or exercise price, is at least as great as the minimum price as defined by the NYSE Rules (the “NYSE Minimum Price”). The First Closing Shares were sold for a conversion price that was greater than the NYSE Minimum Price. However, pursuant to NYSE interpretation, the Anti-Dilution Adjustments could result in the treatment of the issuance of the Purchased Shares as having a conversion price lower than the NYSE Minimum Price, which would require stockholder approval pursuant to Section 312.03(c) of the NYSE Listed Company Manual.

In order to eliminate any requirement that any Common Stock Issuances, the exercise of the Preemptive Rights or any Anti-Dilution Adjustments would require stockholder approval, we are

VIAD CORP | PROPOSAL 2: PREFERRED STOCK RIGHTS PROPOSAL	17

seeking such approval now as part of the Preferred Stock Rights Proposal. Stockholder approval of the Preemptive Rights will be effective, under NYSE interpretation, for five years from the date of the special meeting of stockholders at which such approval is granted.

CONSEQUENCES IF STOCKHOLDER APPROVAL IS NOT OBTAINED

If we do not obtain the requisite stockholder approval of the Preferred Stock Rights Proposal, the Company may not issue additional shares of the Company’s Common Stock upon conversion of the Purchased Shares due to (a) increases in the Liquidation Preference resulting from accumulated Accreted Return (if any) or (b) the issuance of the Subsequent Closing Shares to the extent such issuance would result in the Crestview Parties, in the aggregate, beneficially owning (without counting any Common Stock transferred to a non-affiliated holder of Preferred Stock) shares of Common Stock in excess of the Ownership Limitation. Additionally, the Crestview Parties may not exercise their Preemptive Rights to the extent stockholder approval is required as a result of the Crestview Parties’ status as affiliates of the Company or pursuant to the applicable rules and regulations of the NYSE. Finally, if our stockholders do not approve the Preferred Stock Rights Proposal, the conversion price of the Preferred Stock cannot be adjusted below $15.23 in connection with certain dilutive issuances of Common Stock at a price below the then-current market price.

VOTE REQUIRED

Pursuant to the rules of the NYSE, the approval of the Preferred Stock Rights Proposal requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Special Meeting. This means that there must be more votes “FOR” the proposal than the aggregate of votes “AGAINST” the proposal at the Special Meeting.

Abstentions will be counted as votes cast “AGAINST” this proposal. “Broker non-votes” will have no effect on the outcome of this vote.

The Crestview Parties, which hold 23.7% of the shares of the Company’s Common Stock as of the Record Date (including the Preferred Stock outstanding on the Record Date, on an as-converted basis), have agreed to vote in favor of the Preferred Stock Rights Proposal.

RECOMMENDATION OF THE BOARD

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PREFERRED STOCK RIGHTS PROPOSAL.

18	VIAD CORP | PROPOSAL 2: PREFERRED STOCK RIGHTS PROPOSAL

PROPOSAL 3: ADJOURNMENT PROPOSAL

OVERVIEW

The Adjournment Proposal, if approved, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Subsequent Placement Proposal and the Preferred Stock Rights Proposal.

VOTE REQUIRED

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Special Meeting. This means that there must be more votes “FOR” the proposal than the aggregate of votes “AGAINST” the proposal at the Special Meeting.

Abstentions and “broker non-votes” are not considered to be votes cast for the foregoing proposal, and, accordingly, will have no effect on the outcome of this vote.

RECOMMENDATION OF THE BOARD

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

VIAD CORP | PROPOSAL 3: ADJOURNMENT PROPOSAL	19

DESCRIPTION OF THE INVESTMENT DOCUMENTS

The following is a summary of the material terms of the Investment Agreement, the Stockholders Agreement, and the Registration Rights Agreement. While we believe this summary covers the material terms of these agreements, it is qualified in its entirety by reference to the Investment Agreement, the Stockholders Agreement and the Registration Rights Agreement, which are included as Exhibits 10.1, 10.2 and 4.1, respectively, to the Current Report on Form 8-K filed with the SEC by the Company on August 5, 2020. For more information about accessing this Current Report on Form 8-K and other information that we file with the SEC, please see “Incorporation by Reference; Availability of Materials” below.

INVESTMENT AGREEMENT

On August 5, 2020, the Company entered into the Investment Agreement with the Crestview Parties, pursuant to which the Company agreed to issue and sell to the Crestview Parties up to an aggregate of 180,000 newly issued shares of Preferred Stock, at a purchase price of $1,000 per share in the Private Placement. The Investment Agreement provides that the Private Placement can occur in multiple tranches. Pursuant to the Investment Agreement, on August 5, 2020, the Company issued and sold an aggregate of 135,000 shares of Preferred Stock for an aggregate purchase price of $135 million.

Subsequent Closings

Pursuant to the Investment Agreement, for 12 months following the First Closing, the Company has the option to require the Crestview Parties to purchase, in the aggregate, in one or more additional closings, up to $45 million (such additional amount, the “Subsequent Closing Amount”) in additional Preferred Stock on the same terms and conditions as the First Closing Shares. The obligation of the Crestview Parties to purchase additional Preferred Stock at each such Subsequent Closing is subject to certain conditions, including (i) no occurrence of certain material adverse effects with respect to the Company (which excludes the effect of COVID-19 to the extent it does not have an adverse and disproportionate effect on the Company as compared to other companies in its industry) or certain change of control transactions, (ii) the Company continuing to be solvent, according to the criteria set forth in the Investment Agreement, (iii) to the extent required under applicable NYSE rules, receipt of the necessary approval from the Company’s stockholders, (iv) certain fundamental representations and warranties being true and correct as of such Subsequent Closing date and (v) if required by applicable law, approval under Section 41 of the German Act Against Restraints of Competition. Once issued, all Subsequent Closing Shares accrue dividends and have rights as if they were issued at the First Closing.

Restrictions on Transfer

For a period of 18 months following the First Closing, no Crestview Party may transfer any of the Purchased Shares or Common Stock issued upon conversion of the Purchased Shares (the “Conversion Shares”) to any person without the prior written consent of the Company, except each Crestview Party may transfer Purchased Shares and Conversion Shares (i) to (a) any affiliate of such Crestview Party, (b) any successor entity of such Crestview Party or (c) any investment fund, vehicle or similar entity of which such Crestview Party, or any affiliate, advisor or manager of such Crestview Party serves as a general partner, manager or advisor or any successor entity to the person described in this subclause (c), (ii) pursuant to an amalgamation, merger, tender or exchange offer, business combination, acquisition of assets or similar transaction involving the Company or any of its affiliates or

20	VIAD CORP | DESCRIPTION OF THE INVESTMENT DOCUMENTS

any transaction resulting in a change of control of the Company or (iii) following commencement by the Company or any of its significant subsidiaries of bankruptcy, insolvency or similar proceedings. The restrictions on transfer in the Investment Agreement do not prohibit liens on Purchased Shares or Conversion Shares, or any exercise of remedies with respect thereto. Subject to certain exceptions, each Crestview Party also agreed that it would not knowingly transfer Purchased Shares or Conversion Shares to (I) certain competitors of the Company or (II) any person who would, upon consummation of such transfer, beneficially own 5% or more of Common Stock on an-as converted basis.

STOCKHOLDERS AGREEMENT

On August 5, 2020, the Company and each Crestview Party entered into the Stockholders Agreement (the “Stockholders Agreement”).

Additional Growth Capital

Pursuant to the Stockholders Agreement, until the earlier of (i) the three year anniversary of the First Closing and (ii) the date on which any Crestview Party has transferred any equity interests of the Company to a non-affiliated party, the Company has the right to request additional capital from the Crestview Parties in an amount not to exceed $90 million (when aggregated together with the Subsequent Closing Amount) on terms and conditions to be mutually agreed by the Company and each Crestview Party and subject to the approval of the Crestview Parties’ investment committee.

Crestview Parties’ Directors and Nominees

After the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of the requisite approval under the Canadian Competition Act (the latest of which, the “Antitrust Clearance Date”), and for so long as the Crestview Parties have, in the aggregate, record and beneficial ownership of, on an as-converted basis, at least (i) 67% of the total number of Common Stock issuable upon conversion of the First Closing Shares issued to them under the Investment Agreement (the “Initial Share Ownership”), the Crestview Parties will have the right to designate, or nominate for election upon converting the Purchased Shares into Conversion Shares, two members (the “Crestview Designees”) to the Board and (ii) 33% of the Initial Share Ownership, the Crestview Parties will have the right to (a) designate, or nominate for election upon converting the Purchased Shares into Conversion Shares, one member to the Board and (b) appoint one representative to attend the meetings of the Board as a non-voting observer. On August 5, 2020, the Company appointed Brian Cassidy and Kevin Rabbitt to the Board to serve as the Crestview Designees, and the Antitrust Clearance Date occurred on August 21, 2020.

Standstill

Subject to certain customary exceptions, the Crestview Parties are prohibited from, among other things, (i) acquiring equity securities of the Company in excess of 2,500,000 shares of Common Stock in the aggregate, (ii) effecting an acquisition, by tender or exchange offer, merger, amalgamation or a similar business combination, of the Company and (iii) soliciting proxies or seeking a director/management change in the Company until the later of (x) three years after the date of the Stockholders Agreement and (y) such time as the Crestview Parties hold, in the aggregate, record and beneficial ownership of, on an as-converted basis, less than 33% of the Initial Share Ownership (the “Sunset Date”). In addition, the Crestview Parties are prohibited from engaging in any short sale or any purchase, sale or grant of any security that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company’s securities.

VIAD CORP | DESCRIPTION OF THE INVESTMENT DOCUMENTS	21

Preemptive Rights

If, after the First Closing, the Company intends to issue new equity securities for cash to any person, then the Crestview Parties, as long as they hold, in the aggregate, record and beneficial ownership of, on an as-converted basis, at least 50% of the Initial Share Ownership, have the right to participate in such equity offering on a pro rata basis, subject to customary exceptions.

Voting Agreement

Under the Stockholders Agreement, after the Antitrust Clearance Date and until the Sunset Date, the Crestview Parties have agreed to vote all of the Purchased Shares, Conversion Shares or any other shares of Common Stock then held by them (i) in favor of each director nominated or recommended by the Board for election at any such meeting, and against the removal of any director who has been elected following nomination or recommendation by the Board, (ii) against any stockholder nomination for director that is not approved and recommended by the Board for election at any such meeting and (iii) in favor of the Subsequent Placement Proposals and the Preferred Stock Rights Proposal. The Crestview Parties also agree to vote any Purchased Shares, Conversion Shares or other shares of Common Stock (if applicable) in excess of 34.9% of the then-outstanding Common Stock (treating shares of Common Stock issuable upon conversion of all of the Preferred Stock as outstanding for this purpose) in the same proportion as the non-Crestview Party stockholders of the Company.

REGISTRATION RIGHTS AGREEMENT

On August 5, 2020, the Company and each of the Crestview Parties also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the Company granted each Crestview Party certain registration rights with respect to its Registrable Securities. “Registrable Securities” means (a) any shares of Common Stock now owned or hereafter acquired (in compliance with the terms of the Investment Agreement and the Stockholders Agreement), including any Conversion Shares, (b) any other shares of Common Stock issued in respect of preemptive rights of a Crestview Party and (c) any Common Stock or other securities actually issued in respect of the securities described in clauses (a) or (b) above or this clause (c) upon any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event.

Under the Registration Rights Agreement, the Company is required to use its reasonable best efforts to file, at least 90 days prior to the 18 month anniversary of the First Closing, a registration statement for a shelf registration on Form S-3, or, if the Company is ineligible to use a Form S-3, another appropriate form, covering the resale of the Registrable Securities on a delayed or continuous basis (the “Resale Shelf Registration Statement”). If the Resale Shelf Registration Statement ceases to be effective under the Securities Act of 1933, as amended, while Registrable Securities are still outstanding, the Company must use its reasonable best efforts to cause the Resale Shelf Registration Statement to be effective again or file an additional shelf registration statement.

Demand Rights

After the Resale Shelf Registration Statement becomes effective, the Crestview Parties are entitled to five demand registrations to sell their Registrable Securities pursuant to an underwritten offering, with no more than two in any 12-month period, as long as the anticipated gross proceeds of such underwritten offering is not less than $25,000,000 or includes all remaining Registrable Securities.

22	VIAD CORP | DESCRIPTION OF THE INVESTMENT DOCUMENTS

Piggyback Rights

If at any time the Company determines to file a registration statement with respect to an offering or to make an underwritten public offering pursuant to a previously filed registration statement of its Common Stock, whether or not for its own account, the Crestview Parties will have piggyback registration rights pursuant to which the Crestview Parties may require the inclusion of some or all of their Registrable Securities in such registration. In any such registration that is an underwritten offering, to the extent requested by the underwriters, the Company may reduce the number of the Crestview Parties’ Registrable Securities to be included in any such registration.

Expenses of Registration

The Company will pay all of the reasonable and documented fees and expenses incurred in connection with the registration rights described above. The Company will not be obligated to pay underwriting discounts, selling commissions or stock transfer taxes applicable to the securities registered by the Crestview Parties.

Indemnification

The Registration Rights Agreement provides for customary registration rights indemnification by each of the Company and the Crestview Parties.

VIAD CORP | DESCRIPTION OF THE INVESTMENT DOCUMENTS	23

DESCRIPTION OF THE 5.5% SERIES A CONVERTIBLE PREFERRED STOCK

The following is a summary of the material terms of the preferences, limitations, voting powers and relative rights of the Preferred Stock as contained in the Certificate of Designations. While we believe that this summary covers the material terms and provisions of the Preferred Stock, it is qualified in its entirety by reference to the Certificate of Designations, which is included as Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC by the Company on August 5, 2020. For more information about accessing this Current Report on Form 8-K and other information that we file with the SEC, please see “Incorporation by Reference; Availability of Materials” below.

Ranking

With respect to dividends and distributions on liquidation, winding-up and dissolution, the Preferred Stock ranks (i) senior to the Common Stock and any other class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Preferred Stock, (ii) on parity with any class or series of the Company’s stock whose terms expressly provide that such class or series will rank equally with the Preferred Stock and (iii) junior to any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the Preferred Stock.

Liquidation Rights

Upon a liquidation, dissolution or winding up of the Company, each share of Preferred Stock will be entitled to receive an amount per share equal to the greater of (i) the Liquidation Preference and (ii) the amount that the holder of Preferred Stock (each, a “Holder” and collectively, the “Holders”) would have been entitled to receive at such time if the Preferred Stock were converted into Common Stock (without giving effect to any Ownership Limitation (as defined below)) (the “Value of Converted Shares”).

Dividend Rights

The Preferred Stock will accrue a return on the Liquidation Preference at the rate of 5.5% per annum, which will be accreted into the Liquidation Preference on a quarterly basis or, at the option of the Company, payable in cash. The Holders are also entitled to participate in dividends declared or paid on the Common Stock on an as-converted basis.

Conversion Rights

After the occurrence of the Antitrust Clearance Date on August 21, 2020, each Holder has the right, at its option, to convert its Preferred Stock, in whole or in part, into shares of Common Stock at an initial conversion price equal to $21.25 per share. The conversion price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events. The conversion price is also subject to adjustment for certain dilutive issuances of Common Stock at a price below the then-current market price and repurchases of Common Stock at a price above the then-current market price.

Pursuant to the terms of the Certificate of Designations and the Investment Agreement, as applicable, unless and until approval of the Company’s stockholders is obtained as contemplated by NYSE listing rules, (i) the Crestview Parties may not convert shares of Preferred Stock through either an optional or a mandatory conversion into shares of Common Stock to the extent that such

24	VIAD CORP | DESCRIPTION OF THE 5.5% SERIES A CONVERTIBLE PREFERRED STOCK

conversion would result in the Crestview Parties, in the aggregate, beneficially owning (without counting any Common Stock transferred to a non-affiliated Holder) in excess of 29.9% of then-outstanding Common Stock (treating shares of Common Stock issuable upon conversion of all of the Preferred Stock as outstanding for this purpose) (such limitation, the “Ownership Limitation”), (ii) the Crestview Parties may not exercise their preemptive rights to the extent stockholder approval is required as a result of the Crestview Parties’ status as affiliates of the Company or pursuant to the applicable rules and regulations of the NYSE, and (iii) the conversion price of the Preferred Stock cannot be adjusted below $15.23 in connection with certain dilutive issuances of Common Stock at a price below the then-current market price and repurchases of Common Stock at a price above the then-current market price.

Subject to certain conditions, the Company may, at its option after the third anniversary of the First Closing, cause the conversion of all of the outstanding shares of Preferred Stock to Common Stock if, for at least 20 trading days during the 30 consecutive trading days immediately preceding the date the Company notifies the Holders of the Company’s election to mandatorily convert, the daily VWAP of the Common Stock is at least 200% of the conversion price. The Company will not exercise its right to mandatorily convert all outstanding shares of Preferred Stock unless certain liquidity conditions with regard to the shares of Common Stock to be issued upon such conversion are satisfied.

Redemption Rights

If the Company undergoes certain change of control transactions, each Holder has the right to cause the Company to redeem any or all of the Preferred Stock for cash consideration equal to the greater of (x) (i) 101% of the Liquidation Preference thereof at any time on or prior to the third anniversary of the First Closing and (ii) 100% of the Liquidation Preference thereof at any time after the third anniversary of the First Closing and (y) the Value of Converted Shares immediately prior to such change of control transaction.

Voting Rights

Following the Antitrust Clearance Date, the Holders generally are entitled to vote with the holders of the shares of Common Stock on all matters submitted for a vote of holders of shares of Common Stock (voting together with the holders of shares of Common Stock as one class) on an as-converted basis, subject to the Ownership Limitation. Additionally, certain matters will require the approval of the majority of the outstanding Preferred Stock, voting as a separate class, including (i) the issuance of any additional Preferred Stock (other than pursuant to the terms of the Investment Agreement), Series $4.75 Preferred Stock (as defined in the Company’s Certificate of Incorporation), any class or series of senior or parity equity-linked securities or any rights, options or warrants to purchase or otherwise acquire any shares of senior or parity equity-linked securities, (ii) amendments, modifications, repeal or waiver of any provision of the Company’s Certificate of Incorporation or of the Certificate of Designations that would adversely affect the rights, preferences, privileges or powers of the Preferred Stock and (iii) subject to certain customary exceptions, the declaration or payment of any dividends or distributions on, or redemption or repurchase of, any junior securities. Following the Antitrust Clearance Date, the holders of Preferred Stock are entitled to the exclusive right to vote, as a separate class, to elect the directors designated by the Crestview Parties pursuant to the terms of the Stockholders Agreement.

VIAD CORP | DESCRIPTION OF THE 5.5% SERIES A CONVERTIBLE PREFERRED STOCK	25

STOCK OWNERSHIP INFORMATION

The following table shows the amount of Common Stock beneficially owned at August 31, 2020, unless otherwise noted, by our non-employee directors, director nominees, executive officers, individually and as a group, and each person or group we know is the beneficial owner of more than 5% of our outstanding common stock. We have determined beneficial ownership in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. To our knowledge, none of the Common Stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown, other than property rights of spouses.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Viad Corp, 1850 North Central Avenue, Suite 1900, Phoenix, Arizona 85004-4565.

Name	Number of Shares Beneficially Owned[1]		Percent of Shares Beneficially Owned[2]
5% Holders
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	3,401,179	[3]	16.7%
Crestview Partners IV GP, L.P. and affiliated entities 590 Madison Avenue, 42nd Floor, New York, NY 10022	6,355,603	[4]	23.7%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	1,570,816	[5]	7.7%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	1,331,691	[6]	6.6%
Directors
Andrew B. Benett	18,657		*
Brian P. Cassidy	—	[7]	*
Denise M. Coll	5,368		*
Richard H. Dozer	27,245		*
Virginia L. Henkels	7,159	[8]	*
Edward E. Mace	16,169	[8]	*
Kevin M. Rabbitt	2,662		*
Joshua E. Schechter	36,589		*
Named Executive Officers
Steven W. Moster	83,860	[8]	*
Ellen M. Ingersoll	122,442	[8]	*
David W. Barry	20,062		*
Derek P. Linde	9,335		*
All Executive Officers and Directors as a Group (13 persons total)	356,995		1.7%

*	Less than 1%.

[1]

Includes 49,898 shares of unvested restricted stock held by the non-employee directors and executive officers. Future vesting of restricted stock is generally subject to continued employment with the Company.

[2]	Based on 20,440,108 shares of our common stock outstanding on August 31, 2020, unless otherwise noted.

26	VIAD CORP | STOCK OWNERSHIP INFORMATION

[3]

The information is based on a filing by BlackRock, Inc. on February 4, 2020, with the SEC, on Schedule 13G/A. The firm’s filing reported that, as of December 31, 2019, it and its affiliated companies in the aggregate have sole voting power over 3,301,143 shares and sole dispositive power over 3,401,179 shares.

[4]

The information is based on a filing by Crestview Partners IV GP, L.P. (“Crestview GP”), Crestview VC TE, Crestview VC Holdings and Crestview VC CI on August 6, 2020, with the SEC, on Schedule 13D. The firms’ filing reported that, as of August 5, 2020, (i) Crestview GP, as the general partner of the private investment funds that are members of the Crestview Parties, had shared voting and dispositive power over 6,352,941 shares issuable upon conversion of 135,000 shares of Preferred Stock, (ii) Crestview VC TE had shared voting and dispositive power over 224,256 shares issuable upon conversion of 4,765.44 shares of Preferred Stock, (iii) Crestview VC Holdings had shared voting and dispositive power over 6,117,744 shares issuable upon conversion of 130,002.06 shares of Preferred Stock and (iv) Crestview VC CI had shared voting and dispositive power over 10,941 shares issuable upon conversion of 232.5 shares of Preferred Stock. After the occurrence of the Antitrust Clearance Date, the First Closing Shares beneficially owned by the Crestview Parties became convertible, at the Crestview Parties’ option, into approximately 6,352,941 shares of Common Stock, based on the initial conversion price of $21.25 and initial liquidation preference of $1,000. This amount also includes 2,662 shares of unvested restricted stock granted to Brian Cassidy. Mr. Cassidy has assigned all rights, title and interest in such shares to Crestview Advisors, L.L.C.

[5]

The information is based on a filing by Dimensional Fund Advisors LP on February 12, 2020, with the SEC, on Schedule 13G/A. The firm’s filing reported sole voting power over 1,518,838 shares and sole dispositive power over 1,570,816 shares, as of December 31, 2019. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

[6]

The information is based on a filing by The Vanguard Group on February 12, 2020, with the SEC, on Schedule 13G/A. The firm’s filing reported that, as of December 31, 2019, it and its affiliated companies in the aggregate have sole voting power over 42,947 shares and shared voting power over 8,760 shares, sole dispositive power over 1,282,827 shares and shared dispositive power over 48,864 shares.

[7]	Per footnote 4, Mr. Cassidy has assigned all rights, title and interest in the shares of restricted stock granted to him to Crestview Advisors, L.L.C.

[8]

Includes, for Ms. Henkels, 7,159 shares of common stock owned by the Henkels Family Living Trust, for which Ms. Henkels has sole voting and investment power, for Mr. Mace, 13,946 shares of common stock owned by the Mace Revocable Trust, for which Mr. Mace has shared voting and investment power, for Mr. Moster, 666 shares of common stock owned by his spouse, and for Ms. Ingersoll, 108,149 shares of common stock owned by the Ellen M. Ingersoll Family Trust, for which Ms. Ingersoll has sole voting and investment power.

VIAD CORP | STOCK OWNERSHIP INFORMATION	27

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at our 2021 annual meeting of stockholders must be received at our principal executive offices not later than the close of business, Arizona local time, on December 4, 2020, which is 120 days prior to the first anniversary of the mailing date of the proxy statement in connection with our 2020 annual meeting of stockholders. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our 2021 Proxy Statement.

Under our Bylaws, any stockholder proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2021 annual meeting, as well as any director nominations must be received at our principal executive offices no earlier than the close of business on January 19, 2021, and no later than the close of business on February 18, 2021.

Stockholders should direct all proposals, director nominations, or related questions in writing to the office of the Corporate Secretary at the address listed in the notice of meeting attached to this Proxy Statement.

28	VIAD CORP | SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

INCORPORATION BY REFERENCE; AVAILABILITY OF MATERIALS

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the following filings:

●	Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020 (the “2019 Form 10-K”);

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on June 22, 2020, and for the quarter ended June 30, 2020, filed with the SEC on August 10, 2020;

●	Definitive Proxy Statement on Schedule 14A for the Company’s 2020 annual meeting of stockholders, filed with the SEC on April 3, 2020; and

●	Current Report on Form 8-K, filed with the SEC on August 5, 2020

This Proxy Statement and the 2019 Form 10-K are available on our website at www.viad.com by clicking the link “Special Meeting-Proxy Materials” under the “Investors” tab, or by written request to the office of the Corporate Secretary at the address listed in the notice of meeting attached to this Proxy Statement. You may also obtain our other SEC filings and certain other information through the internet at www.sec.gov and our website at www.viad.com. Information contained in any website referenced in this Proxy Statement is not part of this Proxy Statement and is not incorporated by reference in this Proxy Statement.

PLEASE SIGN, DATE, AND MAIL YOUR PROXY CARD NOW

OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

WE APPRECIATE YOUR PROMPT RESPONSE!

VIAD CORP | INCORPORATION BY REFERENCE; AVAILABILITY OF MATERIALS	29

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructio and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 6, 2020 for shares held directly or on October 5, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VVI2020SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 6, 2020 for shares held directly or on October 5, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VIAD CORP 1850 NORTH CENTRAL AVE., SUITE 1900 PHOENIX, AZ 85004-4565 D22298-TBD VIAD CORP The Board of Directors recommends you vote FOR proposals 1, 2 and 3: For Against Abstain ! ! ! 1. To approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (including Section 312.03(b)), the issuance of the Subsequent Closing Shares to the Crestview Parties in the Subsequent Closings, including the issuance of shares of the Company’s Common Stock upon conversion of such Subsequent Closing Shares (capitalized terms have the meanings set forth in the accompanying proxy statement); 2. To approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (including Sections 312.03(d), 312.03(b) and 312.03(c), respectively), the following technical features of the Preferred Stock (including in respect of any Subsequent Closing Shares): (i) the issuance of additional shares of the Company’s Common Stock upon conversion of the Purchased Shares in accordance with the Certificate of Designations due to (a) increases in the Liquidation Preference resulting from accumulated Accreted Return (if any) and (b) the issuance of the Subsequent Closing Shares, (ii) the preemptive rights to participate in certain future Company issuances of new equity securities on a pro rata basis and (iii) certain anti-dilution adjustments of the Conversion Price (as defined in the Certificate of Designations) of the Purchased Shares (capitalized terms have the meanings set forth in the accompanying proxy statement); and ! ! ! ! ! ! 3. To approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve the foregoing proposals. NOTE: Any other business that may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice and Proxy Statement is available at www.proxyvote.com D22299-TBD Viad Corp Special Meeting of Stockholders October 7, 2020 9:00 AM, MT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Derek P. Linde, Irma Villarreal and Jonathan Massimino, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock and preferred stock, as applicable, of Viad Corp that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 AM, MT on October 7, 2020, at www.virtualshareholdermeeting.com/VVI2020SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side